Exhibit 10.212

September 30, 2025

Christopher J. Porcelli

Dear _Chris,

Aditxt, Inc., a Delaware corporation (the “Company”), is pleased to offer you employment as General Counsel, Chief People Officer and Corporate Secretary. Your employment shall commence on September 30, 2025 (the “Start Date”). This is an offer of at will employment and is subject to the terms and conditions set forth in this offer letter agreement (the “Letter Agreement”) and may be terminated by the Company at any time, for any reason, with or without cause. As a condition of your employment, you will be required to enter into the Company’s Confidentiality and Invention Assignment Agreement as well as successfully complete Form I-9 establishing that you are legally eligible to work in the United States.

1.	Position.

a) Title. Your title will be General Counsel, Chief People Officer and Corporate Secretary, and you will report to Amro Albanna, Chief Executive Officer. This is a full-time, exempt position, working remotely without an assigned office location. The Company reserves the right to reasonably modify your duties and responsibilities at any time in its sole and absolute discretion.

b) Outside Business Activities. While you are an employee of the Company, except as otherwise agreed by the Company, you shall devote your full employable time, attention and best commercial efforts to the business affairs of the Company (except during vacations or illness) and will not actively engage in outside business activities or serve on the board of any other company, whether or not such activity is pursued for gain, profit or other pecuniary advantage unless such activity (and the amount thereof) is approved in writing in advance by the Company.

c) At-Will Employment. Your employment under this Letter Agreement shall be “at will,” and thus may be terminated by either the Company or by you at any time with or without cause, with or without notice, and for any reason or no reason.

2.	Compensation.

a) Base Salary. Effective upon the Start Date, the Company will pay you a base salary at the annual rate of $350,000 payable in accordance with the Company’s standard payroll schedule and practices (the “Base Salary”). All Base Salary amounts shall be less applicable withholdings and deductions and payable in regular installments in accordance with the Company’s usual payroll practices. Your Base Salary shall be prorated for any partial calendar year.

b) Restricted Stock Unit Grant (“RSUs”). As a material inducement to your employment in accordance with Nasdaq Listing Rule 5635(c)(4), and subject to the approval of the Company’s Compensation Committee of the Board of Directors, you will be granted an equity award (the “Award”) which shall entitle you to receive a to be determined number shares or options to purchase shares of the Company’s common stock, par value $0.001 per share (the “Shares”), subject to the vesting schedule and the terms and conditions of the Company’s to be adopted Inducement Equity Incentive Plan or an existing equity incentive plan or a newly adopted equity plan (the “Plan”) and the applicable award Agreement (the “Award Agreement”). Subject to the terms of forfeiture, termination and acceleration provided for in the Plan and the Award Agreement and subject to continuous employment, the shares underlying the Award shall vest as follows: 1/3 of the shares shall vest one year after the grant date, and the remaining 2/3 of the shares shall vest quarterly over two successive equal yearly installments over the subsequent two (2) year period.

3.	Employee Benefits.

As a regular employee of the Company, you will be eligible to participate in Company-sponsored benefit plans (the “Benefit Plans”), subject to the terms and conditions of such plans. You acknowledge that the Company has the right to modify, suspend or discontinue any and all of its Benefit Plans at any time without notice, in its sole discretion. In addition, you will be entitled to paid vacation in accordance with the Company’s vacation policy, as in effect from time to time; provided, that you will start with 2 weeks of paid time off per calendar year. Your paid time off shall be prorated for any partial calendar year.

4.	Tax Matters.

a. Withholding. All forms of compensation referred to in this Letter Agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.

b. Tax Advice. You are encouraged to obtain your own tax advice regarding your compensation from the Company. You agree that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company, or its Board related to tax liabilities arising from your compensation.

5.	Miscellaneous.

a. Representations. You hereby represent and warrant to the Company that (i) you have carefully read this Letter Agreement in its entirety, fully understand the terms, nature, effect and consequences of this Letter Agreement, has had ample opportunity to consult with counsel, and has consulted with counsel, prior to executing this Letter Agreement, and are signing the Letter Agreement voluntarily and with full knowledge of its significance; (ii) the execution, delivery and performance of this Letter Agreement by you does not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which you are a party or by which you are bound; (iii) you are not a party to or bound by an employment agreement, restrictive covenant agreement or confidentiality agreement with any other person or entity which would interfere in any material respect with the performance of your duties hereunder; and (iv) you shall not use any confidential information or trade secrets of any person or party other than the Company in connection with the performance of your duties hereunder.

b. Waiver. No provision of this Letter Agreement may be modified, waived, or discharged unless such waiver, modification or discharge is agreed to in a writing signed by you and an officer of the Company duly authorized by the Board to execute such amendment, waiver, or discharge. No waiver by either party at any time of any breach of the other party of, or compliance with, any condition or provision of this Letter Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

c. Successors and Assigns. You may not assign your rights or interests, or delegate your duties or obligations, under this Letter Agreement. This Letter Agreement shall be binding on and inure to the benefit of the successors and assigns of the Company; provided, that the Company may only assign its rights or interests under this Letter Agreement to an acquirer of the Company’s business.

d. Governing Law; Consent to Jurisdiction. This Letter Agreement shall be governed by and construed in accordance with the laws of the state of Delaware, without giving effect to any choice of law or conflicting provisions or rule (whether the state of Delaware or any other jurisdiction) that would cause the laws of any other jurisdiction other than the State of Delaware to be applied. In furtherance of the foregoing, the internal law of the state of Delaware will control the interpretation and construction of this agreement, even if under such jurisdiction’s choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply. Any suit, action or proceeding based on, arising out of, or relating to this Letter Agreement, the breach or termination of this Letter Agreement, your employment with the Company or the termination of such employment must be brought and heard in, and the parties hereby irrevocably consent to the jurisdiction of, a court situated in the state of Delaware. Each party hereby waives the rights to claim that any such court is an inconvenient forum or improper venue for the resolution of any such action, and any and all defenses based on lack of personal jurisdiction.

e. Severability. If any term or provision of this Letter Agreement (or any portion thereof) is determined by a court of competent jurisdiction to be invalid, illegal, or incapable of being enforced, all other terms and provisions of this Letter Agreement shall nevertheless remain in full force and effect. Upon a determination that any term or provision (or any portion thereof) is invalid, illegal, or incapable of being enforced, the parties agree that a reviewing court shall have the authority to “blue pencil” or modify this agreement so as to render it enforceable and affect the original intent of the parties to the fullest extent permitted by applicable law.

f. Entire Agreement. As of the Start Date, this Letter Agreement sets forth the entire agreement of the parties in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications (including, but not limited to, communications via email and text message), representations or warranties, whether oral or written, in respect of the subject matter contained herein.

g. Counterparts. This Letter Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument. Facsimile or electronic counterpart signatures to this Letter Agreement shall be binding and enforceable.

h. Headings. The paragraph headings in this Letter Agreement are for the purpose of reference only and shall not limit or otherwise affect any of the terms hereof.

i. Section 409A. Notwithstanding anything herein to the contrary, this Letter Agreement is intended to be interpreted and applied so that the payments and benefits set forth herein either shall either be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), or shall comply with the requirements of Code Section 409A, and, accordingly, to the maximum extent permitted, this Letter Agreement shall be interpreted to be exempt from or in compliance with Code Section 409A. To the extent that the Company determines that any provision of this Letter Agreement would cause you to incur any additional tax or interest under Code Section 409A, the Company shall be entitled to reform such provision to attempt to comply with or be exempt from Code Section 409A through good faith modifications. To the extent that any provision hereof is modified in order to comply with Code Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to you and the Company without violating the provisions of Code Section 409A.

Please contact Jennifer Lee with any questions. Jennifer can be reached at jlee@aditxt.com

[Signature Page Follows]

Sincerely,

/s/ Amro Albanna
Amro Albanna

OFFER ACCEPTANCE

The terms of this Letter Agreement dated September 30, 205 are agreed to, and accepted:

By:	/s/ Christopher J. Porcelli
	Name :	Christopher J. Porcelli

Date: September 30, 2025